EXHIBIT 10.6

Exhibit 10.6

THIRD FEDERAL SAVINGS AND LOAN

ASSOCIATION MHC AND SUBSIDIARIES

BENEFIT EQUALIZATION PLAN

January 1, 2005

THIRD FEDERAL SAVINGS AND LOAN ASSOCIATION MHC AND SUBSIDIARIES

BENEFIT EQUALIZATION PLAN

I.	Purpose of Plan

The Plan is designed solely for the purpose of providing benefits to certain Associates which would have been payable under the Savings Plan but for the limitations placed on benefits for such Associates by Sections 401(a)(17), 402(g) and 415 of the Code.

II.	Definitions

“Administrator” shall mean the Administrator appointed by the Board to administer the Plan.

“Associate” shall mean an officer of Third Federal, the Association, or a Related Entity.

“Association” shall mean Third Federal Savings and Loan Association of Cleveland.

“Beneficiary” shall mean any person designated by a Participant as more particularly described in Section X.

“Board” shall mean the Board of Directors of Third Federal or a committee serving at the pleasure of the Board.

“Change in Control” shall mean as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets, or combination of the foregoing, the persons, who were directors of Third Federal immediately preceding such event, cease to constitute a majority of the Board of Directors of Third Federal.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

“Compensation” shall mean the base salary and bonus(es) paid to an Associate with respect to a calendar year by Third Federal, the Association, and/or Related Entities.

“Compensation Limits” shall mean the limits imposed on Compensation by Sections 401(a)(17), 402(g) and 415 of the Code.

“Deferred Compensation Liability Account” shall mean a ledger account as more particularly described in Section V of the Plan.

“Deferred Compensation Agreement” shall mean an agreement executed by a Participant which indicates the percentage of the Participant’s compensation which is to be deferred under the Plan as more particularly described in Section V of the Plan.

“Disability” shall mean if the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

“Distribution Event” shall mean a separation of service due to death, Disability, normal retirement or separation of service.

“Effective Date” shall be January 1, 2005, with respect to Compensation that is earned, deferred, or vested after December 31, 2004.

“Effective Date of Change in Control” shall mean the date on which the Board approves one or more of the events causing a Change of Control.

“Elective Deferrals” is defined in Section V of the Plan.

“Matching Contribution” is defined in Section V of the Plan.

“Normal Retirement” shall mean when the Participant attains the age sixty-five (65).

“Participant(s)” are defined in Section III of the Plan.

“Plan” shall mean The Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan.

“Plan Year” shall mean the twelve month period beginning January 1st of each calendar year and ending December 31st of the same calendar year.

“Profit Sharing Contribution” is defined in Section V of the Plan.

“Related Entity (or Entities)” shall include any subsidiaries of Third Federal or other entities designated a Related Entity by the Board.

“Savings Plan” shall mean the Third Federal 401(k) Savings Plan originally effective July 1, 1989 as amended and restated effective January 1, 2003.

“Third Federal” shall mean Third Federal Savings and Loan Association MHC and Subsidiaries.

III.	Eligibility

Eligibility to participate in the Plan is limited to Associates who are designated by the Board to be eligible to participate in the Plan. Associates who are designated by the Board to participate in the Plan are referred to as “Participants”.

IV.	Administration

The Plan shall be administered by the Board. The Board shall have full power and authority to interpret, construe, and administer the Plan, and the Board’s interpretation and construction thereof, and actions thereunder, including any valuation of property, Deferred Compensation Liability Accounts, Rabbi Trust, or property held by the Rabbi Trust or the amount or recipient, of the payment to be made there from shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan and/or Deferred Compensation Agreement unless attributable to his/her own willful misconduct or lack of good faith.

V.	Benefits

Elective Deferrals. A Participant may participate in the Plan by properly executing a Deferred Compensation Agreement and filing such agreement with the Administrator by the end of the plan year immediately preceding the plan year for which the deferrals are elected. A Participant may elect to defer, in whole percentages, 1% to 15% of his Compensation, reduced by the maximum amount of Compensation that the Participant is allowed to defer for the current Plan Year under the terms of the Savings Plan (whether or not the Participant actually defers such amount under the Savings Plan). The amount of compensation elected to be deferred under this Plan is referred to as “Elective Deferrals”. Participants under the Plan will be eligible to receive Matching Contributions with respect to their Elective Deferrals as described below and Profit Sharing Contributions as described below.

Deferred Compensation Agreement. A Deferred Compensation Agreement will remain in effect until a new Deferred Compensation Agreement is filed with the Administrator or until the date a Participant ceases to be eligible to participate in the Plan. A Deferred Compensation Agreement may be amended or revoked for a Plan Year only by filing a new Deferred Compensation Agreement with the Administrator. The new Deferred Compensation Agreement will be effective only for Compensation that is earned by the Participant during the Plan Year subsequent to the Plan Year in which the amended Deferred Compensation Agreement was filed with the Administrator.

Deferred Compensation Accounts. For each Plan Year, Third Federal shall establish and maintain a ledger account (the “Deferred Compensation Liability Account”) for each Participant For each Plan Year, all Elective Deferrals, Matching Contributions and Profit Sharing Contributions made by the Participant pursuant to a Deferred Compensation Agreement shall be allocated to the Participant’s Deferred Compensation Liability Account, established by Third Federal for such year.

Matching Contribution. For any Plan Year that Third Federal, the Association or Related Entity contributes a matching contribution to the Savings Plan, Third Federal, the Association or Related Entity shall also make a contribution, during such year, to the Deferred Compensation Liability Account of each Participant of an amount sufficient to allow the Participant to receive a matching contribution equal to that which he would have received under the Savings Plan for such year but for the Compensation Limits, reduced by the matching contributions, if any, allocated to the Participant under the Savings Plan for such year. Such matching contributions will only be applied to the Elective Deferrals of the Participant under this Plan on Compensation earned during the Plan Year. This additional contribution is referred to in this Plan as a “Matching Contribution”.

Profit Sharing Contribution. For any Plan Year that Third Federal, the Association or Related Entity contributes a discretionary profit sharing contribution to the Savings Plan, Third Federal, the Association or Related Entity shall also make a contribution during such year to the Deferred Compensation Liability Account of each Participant for such year regardless of whether or not such Participant has signed a Deferred Compensation Agreement. Such contribution will be in an amount sufficient to allow each Participant to receive a profit sharing contribution in an amount equal to that which he would have received under the Savings Plan but for the Compensation Limits, reduced by the profit sharing contribution allocated to the Participant under the Savings Plan for such year. This additional contribution is referred to in this Plan as a “Profit Sharing Contribution”.

Distribution. A Participant may elect in a Deferred Compensation Agreement the form of distribution, upon the occurrence of a Distribution Event, of the Elective Deferrals made pursuant to the Deferred Compensation Agreement, and the earnings credited thereto. The available forms of distribution are a lump-sum payment or payment in ten annual installments. If the Participant does not elect a form of payment, payment shall be made in a lump-sum payment.

VI.	Earnings of Deferred Compensation Liability Account

The Board may offer investment options from which a Participant may select, in the manner prescribed by the Board, for the purpose of determining the earnings to be credited to the

Participant’s Deferred Compensation Liability Account. If the Board does not offer investment options, or the Participant does not elect to participate in the deemed investment options, Third Federal will credit interest to the Deferred Compensation Liability Account of each Participant on an annual basis in the amount equal to two (2) percent over the one year Third Federal Savings and Loan Certificate of Deposit as of January 1st of the deferral year beginning January 1, 2005, and every year thereafter.

VII. Distributions

If a Participant incurs a Distribution Event, payment of the Participant’s balance in his Deferred Compensation Liability Account shall be made or commenced to him within thirty (30) days following the Distribution Event in the form elected by the Participant in the applicable Deferred Compensation Agreement.

If there is a Change in Control, any affected Participant having a balance in a Deferred Compensation Liability Account shall be paid the vested accrued amounts within thirty (30) days from the date of separation or termination in the method specified in the Deferred Compensation Agreement(s) applicable to the amounts.

For purposes of this Section, an “affected” Participant is a Participant whose employment with Third Federal is terminated during the Plan Year or, in the event of a Change in Control, all Participants for such Plan Year.

“Unforeseeable Emergency”. Prior to the time a Deferred Compensation Liability Account of an Participant would otherwise become payable, the Board, in its sole discretion, may elect to distribute all or a portion of the Deferred Compensation Liability Account in the event such Participant requests a distribution by reason of an unforeseeable emergency.

For purposes of this Plan, an unforeseeable emergency shall mean a severe financial hardship to the Participant resulting from: (1) an illness or accident of (a) the Participant, (b) the Participant’s spouse, or (c) the Participant’s “dependent” (defined as any of the following individuals over half of whose support, was received from the Participant: (i) a son or daughter of the Participant, or a descendant of either; (ii) a stepson or stepdaughter of the Participant; (iii) a brother, sister, stepbrother, or stepsister of the Participant; (iv) the father or mother of a Participant, or an ancestor of either, (v) a stepfather or stepmother of the Participant; (vi) a son or daughter of a brother or sister of the Participant; a brother or sister of the father or mother of the Participant, a son-in-law, daughter-in-law, father-in-law, mother-in-law, brother-in-law, or sister-in-law of the Participant or (vii) an individual who, has as his principal place of abode the home of the Participant and is a member of the Participant’s household), (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of the events beyond the Participant’s control. This unforeseeable emergency rule will be satisfied only if, as determined under IRS regulations the amounts distributed for an emergency do not exceed the amounts necessary to satisfy the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The amounts necessary to satisfy the emergency will be determined after taking into account the extent to which the hardship is, or can be, relieved through reimbursement or compensation by insurance or otherwise; or by liquidation of the Participant’s assets, to the extent that the asset liquidation would not itself cause severe financial hardship.

VIII. Rabbi Trust Provisions

Third Federal may in its sole discretion establish one or more Rabbi Trusts to provide a source of payment for its obligations under the Plan and such trust shall be permitted to hold cash or other assets to the extent of Third Federal’s obligations hereunder. Third Federal may, but is not required to, utilize a single Rabbi Trust with respect to its obligations to Participants.

Claims of Third Federal’s Creditors. All Assets held by any Rabbi Trust created hereunder and all distributions to be made by any trustee pursuant to this Section of the Plan and any Rabbi Trust Agreement shall be subject to the claims of general creditors of Third Federal, including judgment creditors and bankruptcy creditors. The rights of the Participant or his or her beneficiaries in or to any assets of the trust shall be no greater than the rights of an unsecured creditor of Third Federal.

Notification of Insolvency. In the event Third Federal becomes insolvent, the Chief Executive Officer and Chairman of the Board of Third Federal shall immediately notify the trustees of all Rabbi Trusts created under this section. The trustees shall make no distributions to any Participant or any beneficiary from any assets held in a Rabbi Trust pursuant to the Plan after such notification is received or at any time after the trustee has actual knowledge that Third Federal is insolvent. Under any such circumstance, the trustee shall dispose of property held in the Rabbi Trust pursuant to the Plan only as a court of competent jurisdiction may direct. For purposes of this Plan, Third Federal shall be deemed “insolvent” by the trustee if Third Federal is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, as the same may be amended from time to time, whether or not Third Federal has provided the trustee with the notification required by this Section or if the trustee has been notified pursuant to this section that Third Federal is insolvent.

IX.	Vesting

A Participant participating in the Plan will always be one hundred percent (100%) vested in his Deferred Compensation Liability Account.

X.	Beneficiary Designation

Deferred Compensation Liability Account Beneficiary Designation. Each Participant shall have the right, at any time to designate any person or persons as his Beneficiary or Beneficiaries (both primary and contingent) to receive the vested balance of the Participant’s Deferred Compensation Liability Account within thirty (30) days, in the event of death prior to the Participant’s Distribution Event.

Amendments. Any Beneficiary Designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the Administrator. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant predeceases the Participant, the Administrator shall affect the transfer of the Deferred Compensation Liability Account as follows:

a. To the Participant’s surviving spouse, if any; or

b. If the Participant shall have no surviving spouse, then to the Participant’s children, if any in equal shares by right of representation; or

c. If the Participant shall have no surviving spouse or children, then to the Participant’s estate.

Death of Beneficiary. Following transfer of a Deferred Compensation Liability Account to a Beneficiary, if the Beneficiary designated by the deceased Participant dies before the completed transfer of Participant’s Deferred Compensation Liability Account is transferred to him or her, the Administrator shall effect the transfer of any Participant’s Deferred Compensation Liability Account as follows:

a. As designated by the Beneficiary in a written form prescribed by the Administrator which is effective only if filed with the Administrator during the Beneficiary’s lifetime; or

b. If the Beneficiary shall not have made such designation, then to the Beneficiary’s estate.

XI.	Claims Procedure

Claim. Any person making a claim under the Plan, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrator who shall respond in writing as soon as practicable.

Denial of Claim. If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Administrator and shall state:

a. The reason for denial, with specific reference to the Plan provision on which the denial is based.

b. A description of any additional material or information required and an explanation of why it is necessary.

c. An explanation of the Plan’s claim review procedure.

Review of Claim. Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Administrator within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

Final Decision. The decision on review shall normally be made within sixty (60) days after the Administrator’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Administrator’s receipt of a request for review. The decision shall be in writing and shall state the reasons and relevant Plan provision. All decisions on review shall be final and bind all parties concerned.

XII.	Amendment or Termination of the Plan

The Board may, at any time, terminate or amend the Plan (in whole or in part) or adopt a successor plan, provided, however, that no termination or amendment shall be effective to decrease or restrict any vested Deferred Compensation Liability Accounts, or portions thereof, accrued under the Plan prior to the amendment or termination.

XIII.	Miscellaneous

Participant Cooperation. A Participant will cooperate with Third Federal, the Administrator and any designees by furnishing any and all information requested in order to facilitate the granting and disbursement of the Deferred Compensation Liability Accounts hereunder and such other action as may be requested.

Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Captions. The captions of articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Governing Law. This agreement shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of the State of Ohio and all applicable Federal laws and regulations.

Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator or his designee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

Successors. The provisions of this Plan shall bind and inure to the benefit of Third Federal and its successors and assigns.

Rounding. The results of any and all calculations provided for in the Plan shall be rounded to the next highest whole dollar amount.

Liability of Third Federal. This Plan shall not be construed to (i) give any Associate or Participant accrued amounts in the Deferred Compensation Liability Account, other than in the sole discretion of the Board; (ii) limit in any way the right of Third Federal, the Association or a Related Entity to terminate the employment of any Associate or Participant at anytime, or, (iii) be evidence of any agreement or understanding, expressed or implied, that Third Federal, the Association or a Related Entity will employ any Associate or Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

Merger Or Consolidation. In the event of liquidation or dissolution of Third Federal, sale of substantially all of the assets of Third Federal, or the merger or consolidation in which Third Federal is not the survivor, all accrued amounts in the Deferred Compensation Liability Account granted hereunder shall become fully vested immediately upon the Effective Date of Change in Control as defined in Section II.

IN WITNESS WHEREOF, and pursuant to a resolution of the Board of Directors, the undersigned has caused this instrument to be executed by its duly authorized officer.

ATTEST:	Third Federal Savings and Loan Association of Cleveland, MHC

/s/ Jodi A. Hajduk	By:	/s/ Daniel F. Weir
Vice President
(Title)

THIRD FEDERAL SAVINGS AND LOAN ASSOCIATION MHC AND SUBSIDIARIES

BENEFIT EQUALIZATION PLAN

DEFERRED COMPENSATION AGREEMENT

I,                         , an officer pursuant to the Third Federal Savings & Loan Association MHC and Subsidiaries Benefit Equalization Plan, hereby elect to defer             (1% to 15%) of the base salary and bonuses otherwise payable to me as compensation for the period beginning             ,             ,              and ending             ,             ,              (“Deferral Period”). I hereby attest that such Deferral Period commences the next Plan Year beginning after the date of this Agreement. Such percentage of base salary and bonuses shall continue to be deferred for subsequent Deferral Period(s) unless this agreement is revoked, which revocation can be affected only by filing a new Deferred Compensation Agreement with the Administrator of the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan no later than the beginning of the calendar year for which the revocation is to be effective.

I hereby elect that, upon the occurrence of a Distribution Event, as defined in Section II, the amounts accrued and vested in my Deferred Compensation Liability Account pursuant to this Agreement shall be distributed to me as follows:

             Lump-sum payment of Deferred Compensation Liability Account within 30 days of Distribution Event.

             Payment of Deferred Compensation Liability Account pro-rata consisting of ten (10) annual installments commencing 30 days after Distribution Event.

[Participant Name]

Date: